EXHIBIT 99

COTELLIGENT, INC. CEO INTERVIEWED BY CEOCAST.COM

James Lavelle Interview Available On Internet

Irvine, CA. – June 10, 2004 Cotelligent, Inc. (OTC BB:CGZT) announced today that James R. Lavelle, the Company’s Chairman and Chief Executive Officer, was interviewed by CEOcast.com on June 7, 2004.

In the interview Mr. Lavelle discusses Cotelligent and its wholly owned subsidiary Watchit Media, Inc. In addition, Mr. Lavelle comments on the Company’s strategy and the current business environment. This interview is available on the Internet via www.ceocast.com and may be accessed by free registration.

About Watchit Media, Inc.

Watchit Media, Inc. is a leader in developing and delivering high-impact dynamic digital communication through private video networks that entertain, inform, educate and influence its audience. Watchit Media’s reliable technology coupled with more than 11 years industry experience gives our customers a highly reliable, cost-effective, powerful visual experience that differentiates Watchit. In addition, Watchit’s easy-to-use, Web-based application allows users to create, manage, update and schedule their own advertising in real-time and then deliver the content directly to their private network.

About Cotelligent, Inc.

Cotelligent, Inc. (www.cotelligent.com) creates customized business solutions that enhance existing applications, integrate disparate systems and extend our clients’ current environment with mobile and Web technologies. Cotelligent develops solutions on a proven foundation of reusable design components and patterns that give clients greater flexibility and agility for future requirements. We create solutions that precisely fit each of our client’s needs and improve productivity with the shortest possible implementation time. Our exclusive architecture, consultative and collaborative approach has helped our clients reduce costs and implementation time by as much as 50%. Cotelligent’s clients include automotive, distribution and consumer package goods industry leaders.

Safe Harbor Statement

Except for historical information contained herein, the information contained in this news release includes forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from such statements. All forward-looking statements included in this release are based upon information available to Cotelligent as of the date hereof, and Cotelligent assumes no obligation to update any such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: Cotelligent’s expected financial performance, as well as Cotelligent’s strategic and operational plans that could cause actual results to differ materially from such statements; the extent to which customers invest in IT infrastructures; the availability of qualified IT professionals; the rate of hiring, productivity, and retention of revenue-generating personnel; changes in the pricing of Cotelligent’s services; the timing and rate of entrance into new regional and international markets; the structure and timing of acquisitions or investments; the possibility that technologies will not perform according to expectations or be accepted by the market; the market price for Cotelligent common stock and general economic conditions. Please refer to the discussion of risk factors and other factors included in Cotelligent’s most recent Report on Form 10-Q, Report on Form 10-K for the year ended December 31, 2003, and other filings made with the Securities and Exchange Commission.

Company Contact:

Cecilia Weiss

Marketing Communications

Cotelligent

100 Theory, Suite 200

Irvine, CA 92612

(949) 823-1658

ceci.weiss@watchitmedia.com